As filed with the Securities and Exchange Commission on February 26, 2008. Registration No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________

INGERSOLL-RAND COMPANY LIMITED
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	75-2993910 (I.R.S. Employer Identification Number)

Clarendon House
2 Church Street
Hamilton HM 11, Bermuda
(Address, including zip code, and telephone number, including area code, of principal executive offices)

IR Executive Deferred Compensation Plan II
IR-Limited Director Deferred Compensation and Stock Award Plan II
(Full Title of the Plans)

Patricia Nachtigal, Esq.
Senior Vice President and General Counsel
155 Chestnut Ridge Road
Montvale, New Jersey 07645
(201) 573-0123
(Name and address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Avrohom J. Kess, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Class A common shares, par value $1.00 per share	1,000,000	$38.93	$38,930,000	$1,530
Preference share purchase rights to purchase Series A preference shares, par value $.001 per share	1,000,000	(3)	(3)	(3)

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional Class A common shares which may be issued under the IR Executive Deferred Compensation Plan II (as amended and restated, the “EDCP”) and the IR-Limited Director Deferred Compensation and Stock Award Plan II (as amended and restated, the “DDCP”) to prevent dilution resulting from any stock split, stock dividend or similar transaction.

(2) Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices per share of the Class A common shares on the New York Stock Exchange on February 22, 2008.

(3) Preference share purchase rights to purchase Series A preference shares currently are attached to and trade with the Class A common shares of the Registrant. Value attributable to such rights, if any, is reflected in the market price of the Class A common shares, and such rights would, under certain circumstances, be issued for no additional consideration. Accordingly, there is no offering price for the rights and no registration fee is required.

The 1,000,000 shares of Class A Common Stock of Ingersoll-Rand Company Limited (the ‘‘Company’’) and the attached preference share purchase rights to purchase Series A preference shares being registered pursuant to this Registration Statement are additional securities of the same class as other securities for which a registration statement (File No. 333-143716) on Form S-8 was filed with the Securities and Exchange Commission (the ‘‘Commission’’) on June 13, 2007. Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statement are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Ingersoll-Rand Company Limited (the “Company”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Act”), are hereby incorporated by reference in this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed on March 1, 2007.

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, as filed on May 10, 2007, August 8, 2007 and November 2, 2007, respectively.

(c)
The Company’s Current Reports on Form 8-K filed on February 13, 2007, February 28, 2007, April 23, 2007, May 4, 2007, May 15, 2007, June 8, 2007, July 27, 2007, July 31, 2007, August 3, 2007, August 29, 2007, October 9, 2007, November 1, 2007, December 4, 2007, December 17, 2007, January 11, 2008 and February 20, 2008 (other than, in each case, those documents or the portions of those documents furnished and not deemed to be filed).

(d)
The description of the Company’s Class A common shares contained under the caption “Description of Authorized Shares of IR-Limited” set forth in Amendment No. 1 to the Company’s Registration Statement on Form S-4 (File No. 333-71642) filed with the Commission on October 30, 2001, including all amendments and reports filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

A description of the Class A common shares and the attached preference share purchase rights to purchase Series A preference shares is not required to be filed with this registration statement.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 8.	Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

The Company hereby undertakes that it has submitted or will submit the EDCP and the DDCP and any amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner and have made or will make all changes required by the IRS in order to qualify each of the EDCP and the DDCP under Section 401 of the Code.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Montvale, state of New Jersey on this 26th day of February, 2008.

INGERSOLL-RAND COMPANY LIMITED

By:	/s/ Patricia Nachtigal
Name: Patricia Nachtigal
Title: Senior Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Herbert L. Henkel, James V. Gelly and Patricia Nachtigal, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this registration statement, to sign any and all amendments or supplements to the registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 26th day of February 2008.

Signature	Title

/s/ Herbert L. Henkel	Chairman, President, Chief Executive Officer and Director
Herbert L. Henkel	(Principal Executive Officer)

/s/ James V. Gelly	Senior Vice President and Chief Financial Officer
James V. Gelly	(Principal Financial Officer)

/s/ Richard W. Randall	Vice President and Controller
Richard W. Randall	(Principal Accounting Officer)

/s/ Ann C. Berzin	Director
Ann C. Berzin

/s/ Gary D. Forsee	Director
Gary D. Forsee

/s/ Peter C. Godsoe	Director
Peter C. Godsoe

/s/ Constance Horner	Director
Constance Horner

/s/ H. William Lichtenberger	Director
H. William Lichtenberger

/s/ Theodore E. Martin	Director
Theodore E. Martin

/s/ Patricia Nachtigal	Director
Patricia Nachtigal

/s/ Orin R. Smith	Director
Orin R. Smith

/s/ Richard J. Swift	Director
Richard J. Swift

/s/ Tony L. White	Director
Tony L. White

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1
Memorandum of Association of Ingersoll-Rand Company Limited, incorporated by reference to Exhibit 3.1 of Amendment No. 1 of the Company’s Registration Statement on Form S-4 (File No. 333-71642), filed with the Commission on October 30, 2001.

4.2
Amended and Restated Bye-Laws of Ingersoll-Rand Company Limited, dated June 1, 2005, incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-8 (File No. 333-128260), filed with the Commission on September 12, 2005

4.3
Specimen Ingersoll-Rand Company Limited Class A Common Share certificate, incorporated by reference to Exhibit 4.4 of the Company’s Registration Statement on Form S-4 (File No. 333-71642), filed with the Commission on October 16, 2001.

4.4
Certificate of Designation, Preferences and Rights of Series A Preference Shares of Ingersoll-Rand Company Limited, incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Company’s Registration Statement on Form S-4 (File No. 333-71642), filed with the Commission on October 30, 2001.

4.5
Rights Agreement between Ingersoll-Rand Company Limited and The Bank of New York, as Rights Agent, incorporated by reference to Exhibit 4.2 of Amendment No. 1 to the Company’s Registration Statement on Form S-4 (File No. 333-71642), filed with the Commission on October 30, 2001.

4.6
Voting Agreement between Ingersoll-Rand Company Limited and Ingersoll-Rand Company, incorporated by reference to Exhibit 4.3 of Amendment No. 1 to the Company’s Registration Statement on Form S-4 (File No. 333-71642), filed with the Commission on October 30, 2001.

4.7
IR Executive Deferred Compensation Plan II, as amended and restated effective August 1, 2007 incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K, filed with the Commission on August 3, 2007.

4.8
IR-Limited Director Deferred Compensation and Stock Award Plan II, as amended and restated effective August 1, 2007 incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K, filed with the Commission on August 3, 2007.

5.1*	Opinion of Conyers Dill & Pearman.
23.1*	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Conyers Dill & Pearman (contained in Exhibit 5.1).
24	Power of Attorney (included in the signature page of this Registration Statement)
__________
* Filed herewith.